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OPORTUN FINANCIAL CORPORATION
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FINDELL CAPITAL MANAGEMENT LLC FINDELL CAPITAL PARTNERS LP FINN MANAGEMENT GP LLC BRIAN FINN WARREN WILCOX
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Findell Capital Management LLC, together with the other participants in its solicitation (collectively, “Findell”), has filed a definitive proxy statement and accompanying WHITE universal proxy card with the U.S. Securities and Exchange Commission to be used to solicit votes for the election of Findell’s slate of director nominees at the 2025 annual meeting of stockholders of Oportun Financial Corporation, a Delaware corporation (the “Company”).

Item 1: On June 16, 2025, Findell issued the following press release:

Findell Capital Releases Presentation on Oportun Financial

Visit www.OpportunityAtOportun.com to Download the Presentation

NEW YORK, June 16, 2025 /PRNewswire/ -- Findell Capital Partners, LP, (together with its affiliates, "Findell," "we" or "us") one of the largest stockholders of Oportun Financial Corporation (NASDAQ: OPRT) (“Oportun” or the “Company”), today released an investor presentation highlighting the urgent need for additional independence and consumer finance industry expertise in the Company’s boardroom.

In the presentation, Findell outlines what it sees as the legacy Board of Directors’ (the “Board”) failure to effectively oversee management and instill accountability:

•	CEO Raul Vazquez turned Oportun’s simple lending business into a money-losing fintech platform – destroying nearly $1.5 billion of stockholder capital in the process – by exploding its cost per loan, massively increasing its net charge-offs and pursuing disastrous acquisitions, including the approximately $211 mm purchase of Hello Digit, Inc.
•	As a result of these strategic missteps, the Company’s revenue and earnings deteriorated, leading to a roughly 76% collapse in the stock price from September 2019 through March 2023.
•	Oportun has severely underperformed its closest public peer, OneMain Holdings, Inc. (NYSE: OMF), in terms of net charge-offs, OpEx ratio and stock price performance.
•	Management’s long-term targets for return on assets (“ROA”) and return on equity (“ROE”) are subpar and conceal the Company’s weak annual percentage rate and overly high leverage.
•	Not a single legacy Board member has lending experience, let alone subprime lending experience. Several directors also appear to us to have conflicts of interest based on their previous working relationships with each other and with Mr. Vazquez, as described in the presentation.
•	Despite the Company’s poor performance under their oversight, the legacy directors have remained on the Board for years – even when failing to receive a majority of votes in favor of their election – and continue to control the Board’s committees and other leadership positions.

Findell also notes how the addition of independent lending expertise has benefited Oportun over the past two years and details the Company’s opportunities for value creation:

•	Our engagement – including the appointment of Scott Parker and Richard Tambor, two Findell-identified directors with lending expertise – led to positive operating and governance changes, including a 61% reduction in OpEx per loan and a more than 206% total stockholder return.

•	The election of independent director candidate Warren Wilcox, who has highly relevant expertise in subprime lending and a deep understanding of Oportun’s business, will help eliminate the legacy directors’ control of the Board and lead to better oversight of the Company.
•	Oportun has ample room to reduce its corporate overhead by $80 mm and run at an OpEx ratio of less than 12%, which would bring the Company more in line with competitors.
•	The Company should remove its self-imposed 36% interest rate cap, which has driven significant underperformance and prevented Oportun from serving large swaths of customers.
•	Oportun should target pre-tax ROA of 8-10% while maintaining a conservative leverage ratio to yield >40% ROE.
•	Findell believes Oportun could achieve more than $22 per share[1] if it reasonably reduces annual operating expenses to $325 mm by the end of 2026 and does not dilute stockholders any further.

***

We urge stockholders to vote FOR the election of Warren Wilcox and AGAINST the reelection of failed CEO Raul Vazquez on the WHITE proxy card. Visit www.OpportunityAtOportun.com to learn more.

Contact:

Findell Capital Management, LLC

88 Pine Street, 22nd Fl.

New York, NY 10005

info@findell.us

OR

Saratoga Proxy Consulting LLC

John Ferguson

info@saratogaproxy.com

Item 2: Also on June 16, 2025, Brian Finn, managing member and sole director of Findell, appeared as a guest on the Yet Another Value podcast to discuss the Company. The full transcript of the discussion is copied below:

Andrew Walker:

You're about to listen to the “Yet Another Value” podcast with your host, me, Andrew Walker. Today's episode, it is episode number, I think it's 320. I can't believe we're already up to 320. I have Brian Finn back on from Findell Capital. Brian's been on, I believe this is his fourth time, he hasn't been on in a couple of years. He owns about 10% of Oportun Financial, that ticker is OPRT. He's running a proxy fight. We came on to discuss why he's running a proxy fight, what's the upside he sees, and Oportun, all of that. Obviously, he is very incentivized because he owns about 10% of the company. So you should keep that disclosure in mind. You should do your own work. See our full disclaimer at the end of the episode. But look, I think it's a really interesting thing. We talk corporate governance, we talk Oportun, improving what the upside is, improving operations, all sorts of things. So hopefully you enjoy this episode. We're going to get to the episode, episode 320. But first, a word from our sponsor.

1 Assuming a pre-tax ROA of 8-10%, $3 billion in outstanding loans and a market multiple of 6-7X earnings.

Alright, hello, welcome to the “Yet Another Value” podcast. I'm your host, Andrew Walker. With me today, I'm happy to have – it's either for the third or fourth time, but it's been a long time – Brian Finn from Findell Capital. Brian, how's it going?

Brian Finn:

Good. Thank you for having us on, Andrew.

Andrew Walker:

Super excited to have you back on. Before we get started, quick disclaimer, nothing on this podcast is investing advice. There's a full disclaimer at the end of the episode. You can listen to that, but I'll also add Brian is we're talking about Oportun Financial. The ticker is OPRT. Brian owns about 10% of the company and is running a proxy campaign there. So you should keep all of that in mind. Extra risk factors, extra disclosure, extra reason to do your own work. Think for yourself. Nobody's trying to form a group or anything here, but all that. Brian, I'd love to toss it over to you. We did two podcasts way back in the day on Oportun. I'd love to, just for listeners who haven't been listening to me for four years, quickly talk to you about what is Oportun, why are they so interesting, and then we can maybe dive into the proxy fight.

Brian Finn:

Sure. So Oportun is a lending company. They make small unsecured loans to underbanked people, and they've had a target demographic of Hispanics. So, they've got kiosks in stores and a lot of their materials are in Spanish. So, they meet these people where they are in their communities, and they've got an incredible lending franchise that has really gotten messed up and destroyed by a management team and a board that is controlled by legacy board members, none of whom have any lending experience, who thought to try to turn this very simple and gem of a lending business into a fintech empire. So, starting in when they went public, they started to try to add all of these other verticals ,and they layered on all these costs and you saw a very simple business become very convoluted from a cost perspective and from a focus perspective. And so, I think we began our conversations two years ago.

We've been involved in the company since March of 2023 and when we first talked, we talked about putting out a public letter, which we did calling for this company to massively reduce their OpEx and to refocus on the core business. And so we've been involved in the stock and the stock has worked, it's gone from $3 to $7 and we were able to get some representation on the board last year, but we find ourselves involved in a further proxy battle as we try to make some very obvious improvements to the governance here and to prevent the CEO Raul [Vazquez] from having an imperial control over the board and the company, given his long history of making lots of strategic and operational mistakes – or making decisions that we believe are strategically and operationally.

Andrew Walker:

I'm laughing because you and I were recording this on June 12th and this morning, the Lead Independent Director – who is retiring – published a letter and it had a lot in it, but the whole thing was this board is super focused, we're committed, we've created great value, we've made great decisions and I kind of want to be like, ‘Uh, you've been on the board since the beginning of time, since the mid 2010s when this was formed, and the stock has down 50% over that time and there've been massive write-offs, huge losses.’ And I'm not trying to lay it at any one person's feet, but it's hard to say, ‘Oh, all these people are so committed when – or, this is perfect, there's no need for improvement here’ – when you've got this track record, if that makes sense.

Brian Finn:

No, I mean it's incredible. You've got these six legacy board members who have all – their tenure TSR is all -75% for Ginny Lee and Sandra Smith, -60% for Jo Ann Barefoot, Neil Williams, Louis Miramontes and Raul. And then the guys that we brought on, Rich Tambor, Scott Parker, they have a positive TSR – Scott Parker's up 190% since he joined the board, Rich Tambor is up 150%. So, it's clear that independent directors who have lending experience can drive a different outcome for this company. And the fact that this board is defending their track record is incredible. I mean, they should have at least some humility to recognize that the company got way off kilter under their watch and that it was really only brought sort of back to the focus of what it should have been focused on, which is the core lending business after we began pushing them to and kind of embarrassing them a bit through our public letters and our entreaties. And we're not experts in consumer lending and have never pretended to be, but we recognize there are people who are experts in this space and that's why we made a big effort to get some of them on the board. And frankly, there are just lots of obvious things that can be done even from an outsider perspective, from someone like ourselves who don't necessarily have the lending experience but can see just how overall the cost structure had gotten here.

I was just going over and trying to formulate a response to what these guys put out. They claimed that they had started making this pivot in early 2022 and that they had started down the pathway of making cost cuts before we got involved in ‘23. And it's a complete false retelling of history here because if you look at their conference calls in November of 2022, Raul says, ‘So we feel that the organization is right sized today. So we actually think that our posture on expenses is very sustainable.’ He says this when a company is operating with a $600 million OpEx, which was quadruple what it was in 2016, if you look at their loan volume from 2016 to 2023, their loan volume was actually lower in 2023 than it was in 2016 and their OpEx had gone up several times. So, it's just very clear from an outsider perspective that these guys had massively bloated the cost structure here and them getting religion on costs in early ‘23 was very marginal.

And early ’23, these guys made an effort to cut expenses by $38 million on a $600 million cost structure, which was de minimis and not at all what was required to right-size the expenses here, which is why we pushed for a much, much more aggressive cost reduction that March and they pushed back on it. They didn't react all that quickly and that's why the company, they did eventually start taking out costs but it just took 'em a while and they had to massively dilute shareholders here and it's just been like pulling teeth, getting these guys to do the right thing on the expense side and to do the right thing on the governance side and to do the right thing on the operations side in general. And it really wasn't until our directors came on the board in early ‘24 that we started to see a lot of these operating metrics normalize and be kind of more in line with some of their competitors. And when Scott Parker got on the board, you saw OpEx per loaned to cut in half in part to his efforts of identifying the right cost structure that they needed and what did they do, what did this board do? Well, rather than negotiate with us and come to some sort of settlement to improve the governance here, they shrunk the board and kicked off Scott, who very much was planning on running for election in the upcoming term. And this has been another example of this company with this bloated board of legacy directors entrenching themselves.

Andrew Walker:

Let me just jump in there, Brian. So, I've got so many questions I want to talk about the business, everything, but look, I have been a semi-student of corporate governance recently and one thing I thought they did was interesting was kick Scott Parker off. And if you look, they file – one of the nice things about an activist fight is the company files a proxy that has their background of everything that they've interacted. And if you read their background, two things kind of jumped out to me when I was prepping for this podcast – and I'm by no means an expert in this, but they say, ‘Hey, Findell Capital asked us 10 board members is too many.’ They asked us to shrink the board and then a couple days later, Scott Parker, the guy you put on, who is to my knowledge, I could be wrong, pretty much the only director on here who the stock is positive under his directorship – he meets with you and discusses everything and then a month later as this activist fight kind of gets ready, they shrink the board from 10 to eight and say we're giving Findell what they want from 10 to eight. And by the way, the director that Brian put on is one of the ones who's resigning as we shrink from 10 to eight. So when I read that, it was a little weird to me and I was kind of wondering, hey, this director who's had a positive experience, did he resign because he didn't want to be on the board? What was the background there? I'd love to just quickly address that.

Brian Finn:

He did not resign from everything that we can tell. No, I mean he was very much looking forward to running for election. I mean he'd been on the board for a year and this was going to be his opportunity to run for election among and be voted in by shareholders and have an opportunity to have shareholders vote on his tenure. But this was a defensive measure by this board. I mean you have a board that – it's currently 10 people, six of whom are legacy members and four of whom are new independent members, two of whom we brought on and two of whom were brought on through a search firm in early ‘24. So, you've got four people there that are going to basically act in the interest of shareholders and six people who are going to act in the interests of entrenching themselves and management. We believe this and at least their actions have shown so far that that's what they've been doing.

So, until the board dynamics change, until you have an even number of legacy and independent directors, the legacy directors can dictate things. And Neil Williams had told us that he was planning on stepping down. So that takes the board from 10 to nine. We asked for them to reduce the board by a further person by one of the other legacy directors, none of whom have lending experience and who've overseen massive shareholder destruction. We've spoken to some of these directors, we've spoken to Ginny Lee several times on calls and she appears to us to be completely clueless about this business. She's just a deer in headlights. So, she really has no business being on the board at all. And she and the other directors, they've been on the board for in some case over a decade, they have – over subsequent votes – not received a lot of shareholder support. Ginny Lee would've not been reelected to this board had we not had a cooperation agreement with the company. Jo Ann Barefoot and Sandra Smith, in the case of Jo Ann Barefoot, she lost. She had more withhold votes for her than for votes, which under normal corporate governance rules would deny her a board seat. But under Oportun governance rules at the time, she was allowed to keep her board seat. And Sandra Smith, it was basically tied between withhold and four votes. So you have a board of legacy directors who from what I can tell, appear to all be retired, none of whom have any lending experience.

This is a nice gig for them to have. They're going to do everything they can to stay on this board and that's what their actions have shown so far. So getting rid of a very competent board member like Scott who has real lending experience, who's been the CFO of three publicly traded companies including OMF, which is the best-in-class competitor in this space, that's a survival tactic for them to shrink the board and get rid of a very competent guy like that. It does nothing to help shareholders. It does nothing to help keep management accountable. And they did this at a time when the company does not have a permanent CFO and this is a guy who's been the CFO of three publicly traded companies. So I think, and we've gotten lots of feedback from other shareholders that this was a very egregious action that they took and we hope that shareholders appreciate that and vote to put Warren on the board so that this board can show these legacy directors that this is not a free gig for them, that they actually have to abide by their fiduciary responsibilities. And this can't just be a company that's imperially controlled by Raul and a bunch of legacy directors that he is friends with and who he has long histories with. So that's the purpose of this.

Andrew Walker:

It reminds me of, do you know the hot dog meme where it's the guy in the hotdog suit and he's like, ‘We're all trying to find the guy who did this’ and if you've seen the video, there's a hot dog truck that's driven through a store. A lot of this reminds me of just the pushback on you. Reminds me of ‘We're all trying to find the guy who did this look this company in the late 2010s, it really focused on growth expenses, got out of hand, things made a misstep, but we're really turning around now.’ It's like, ‘Hey, legacy board members, CEO, you're all trying to find the guy who did this. You were in charge when all of these mistakes that you're kind of criticizing or in the past happened.’ And I want to talk about the financing, ‘You were in charge when the company got so over its skis that last year, they had to dilute shareholders at 10% of the equity with penny warrants in order to get a 15% term loan. You were in charge, that falls at your feet.’ And it's kind of crazy to me that they, I'm not saying that anyone, any 10% shareholders should be given 100% percent of the board, but it's kind of crazy to me that they're out here saying, ‘Hey, there's no change needed.’

This board's so engaged, so sharp. So on top of things, our largest shareholder just wants to replace – it's crazy. The other thing, if I can continue my rant, you keep mentioning the legacy directors and I won't call anyone out by name, but my favorite thing to do is go look at the beneficial ownership table in a proxy and you see all these directors who've been there for 10 years and they're getting paid $55,000 a year in cash, $1000,000 a year in stock options. And you look at their beneficial ownership and their actual stock ownership is maybe 2x what they're getting paid in cash. And like, hey, if you had just let all those options best and held onto the stock, you've never come out of your pocket on this. You're 75, 70 [years old], you don't have any other public directorships, this is your retirement pension to you. You're not here to create shareholder value. You're here to go to one board meeting a month and to collect a paycheck. So I've hit a lot, I want to talk about Oportun business in a second, but I'll just turn anything I rambled on you want to comment on? Please go ahead.

Brian Finn:

No, I think as an outsider who's just reading the proxies, and I don’t know if you're a shareholder or not, but you hit the nail on the head. I mean this is all very, very obvious stuff to somebody who's just looking at this from the outside in of what's going on here. Just as it was obvious to us two years ago when we got engaged, what was happening. So, this isn't rocket science. I think shareholders, every shareholder and stakeholder that we've talked to gets it, gets what's happening here, gets that these are people trying to protect their self-interest and look, they're going to use, they've got lots of resources, they can spend a lot of money on a proxy advisor, they can spend a lot of money on lawyers and they can create write letters and create documents that make it seem like, ‘Oh, we're really doing our fiduciary duty here.’

But the track record speaks for itself, and their own behavior speaks for itself. And the facts are just blatantly clear here of how the business was under their stewardship and how it's changed with our entreaties and how it's changed even further with having some board members here who have lending experience. And we didn't want to be in a proxy fight. Proxy fights are not fun, it’s a big suck on time. It's a big suck on energy and it's a stressful thing to have to do to engage with a company like this. And when we went to them, we went to them with a very simple request. We basically said, ‘Hey, look you have a board, it's a huge board. It's 10 people on a small, not quite micro cap, but a small cap company. You need to at the very least have some board members who have lending experience in positions of board leadership either as the lead director or as head of certain committees, et cetera.

Because you've got a bunch of clueless, and I apologize for saying this, but like woodchucks or little woodchucks, these board members who don't have any experience in lending ,don't even have particularly impressive resumes, from our perspective. I guess I apologize for using that pejorative, maybe I won't call them woodchucks, but these are people with not a lot of experience and we just went to them and asked, ‘Hey, look, can you guys put some people with lending experience in positions of power?’ And they wouldn't do that. They flat out refused and then it was like, ‘Hey, why don't you guys reduce the board from 10 to eight?’ And what did they do? Well, they had one guy already retiring in Neil and they kicked off the guy with the most amount of lending experience and who had been the CFO of three publicly traded companies, which is just an enormous.

Andrew Walker:

Yeah, crazy. You have your largest shareholder who put a director on the board, maybe one director isn't responsible for everything, but the company finally starts getting its feet under it, the stock's working, the things are turning around and then you kick 'em off the board. It's crazy to me.

But let me switch tracks. I wanted to have you on because I've been into this corporate governance kick too and I wanted to support somebody who I think owns a lot of the company and is kind of fighting the good fight here. But you said it earlier, you're doing this at a higher level than me, but engaging with a company, it takes time, it takes energy, it's frustrating. You're running a proxy, it's costly. Most of my listeners are here for – they want to hear smart value investors talk about stock ideas. So, I want to ask you, Oportun, you run – Findell files a 13F, people can go look at it – you run, it's not a handful of companies, it's two handfuls of companies that you own, right?

I want to ask, Oportun, as we're sitting here today talking, why is this an opportunity? Why is this an opportunity worth investing in or even worth this? Why is this an opportunity worth you taking out all this time and energy to kind of change the board? I think a lot of people are going to look at it and say, ‘Hey, you've got a subprime lender, they're trading for a little bit under book value once you account for these penny warrant dilution and stuff. Like what's the point? What's the alpha? Why are we really fighting here? What are we playing for?’

Brian Finn:

That's a good question. And the answer is because there's enormous upside if this company's operated optimally. We think, in general, the company can perform better regardless because some of the macro tailwinds, their interest costs are coming down, their net charge offs are coming down through the help of Scott and Rich, they've been able to kind of bend the curve there on the net charge off side. But let me just take a step back and try to explain this business from a unit economic perspective. And this is how we tried to, when we started initially engaging with these guys, we really tried to have them focus on the unit economics. Because they were using all these crazy metrics, they were using adjusted EBITDA and it was like, ‘No, look, you have a lending business, you got to think about it like a lending business.’ And for a small consumer lending company, you really have four line items. You've got the interest rate you’re charging, sort of your financing fee, your interest income. You've got the money that it costs to run the business, the OpEx ratio. The money that it costs to borrow to give the loans. And then your net charge offs. So, the first amount, if you deduct the other three amounts, needs to be some positive number and that's your ROA, fingers crossed. I've seen a lot of companies that haven't managed to pull that off, right? Som what was interesting about our engagement here is when we first started to try to address the company this way, the lead director, Neil Williams, really, he had no idea what the OpEx ratio was. He had no idea what some of these metrics were. You think the lead director would really have all of this kind of firmly understood and memorized, but they were trying to become a fintech company. They were trying to think about things from a totally different perspective. They were trying to argue about them being a big adjusted EBITDA grower. And it's like, ‘No, you got to focus on ROA’ and the ROA of this business if run correctly could be 8% to 10%. And if you take that and apply it to a roughly $3 billion loan book, their loan book is a little bit lower than that at the moment. But $3 billion is kind of where they were a year or two ago. So we'll just use $3 billion and you apply 10% to $3 billion and that's $300 million worth of pre-tax income. And this is a company right now with a fully diluted market cap a little bit above that.

Andrew Walker:

Let me pause you there. So that is in your proxy filings, 8% to 10%. You mentioning, you said it's pre-tax ROA, right? And when I read that, two things jumped out to me. 8% to 10% ROA on, even if it's pre-tax, is high for a lending business. I mean, it's really high. I'm not super aware, especially this company can securitize, I'm not super aware of companies that are securitizing and doing 8% to 10% ROAs on lending businesses. I'm sure they're out there, but it's very high and as a spot check on that, OneMain, which reports return on assets. Now theirs are taxed, not pre-tax but when I look at OneMain, I think they report ROA so far in 2024 it was like 2%. It's generally trended around 3%. It's an after-tax number. They did hit 6% in 2021. But I look at that and I say, ‘OK, adjusted for taxes, you're kind of talking in the high threes to low fours.’ So, what is it about Oportun that can let them do 8% to 10% pre-tax ROA, because it just seems very high to me?

Brian Finn:

Yeah, so they have this very interesting niche in this moat where they're appealing to a group that they've got a ton of data on underbanked Hispanics and this is a pretty unique demographic in that they often don't have, they have a different language and they're not familiar with kind of normal credit institutions and as a cohort they actually overperform, they tend to do much better when it comes to paying back loans than other cohorts that are similarly kind of in a more distressed situation. I don’t know if that's due to cultural factors or what, but they tend to just generally not want to carry a lot of debt and when they get a loan, they tend to pay it back. So, they're in this incredible niche where they've really got the perfect consumer to appeal to and they meet the consumer where they are and they've got this growing demographic, et cetera, et cetera.

So, I could spend a lot of time kind of waxing about why it's a great group and great customer base. They're able to charge a thousand basis points more than OMF. So, I think OMF is like mid twenties. These guys can charge in the mid-thirties and one of the things that we're arguing for is that they should get rid of their interest rate cap and go a little bit higher than 36%. Because if you look at this group, their alternative to using Oportun is to go to a payday lender. And what Oportun represents is a way for these people to establish a credit score at a pretty reasonable rate relative to the alternative options. And you can do this a couple of times and then you can end up getting a credit card or being part of the more traditionally banked universe of customers. So it's a great customer base, they can charge them a much higher interest rate than OMF can. The issue here has been their OpEx ratio, OMF is at a 7% OpEx ratio and Oportun has been as high as 20%. They need to reduce that, and the net charge offs got too high. This is a business that could do net charge offs of 8% to 10% and they've gotten as high as 12, 13, 14%. So, where we think there's an opportunity here and how we get to that 8% to 10% number is you start out with – I’ll pull up the chart here. So, you remove the interest rate cap and you're able to charge an extra 250 basis points in APR. That gets you to –

Andrew Walker:

If I can, just on the interest rate cap, I think it speaks really highly to your due diligence, spotting that and thinking through it. I don't think there's any person who listens to an investing podcast who's going to argue against – look, interest rate caps, it sounds nice. We're not going to charge our people more than 36%. It's the same with rent controls and stuff. It creates all sorts of tack-on issues, especially here, as you said, you go to a payday lender and you can get a hundred percent interest rate or these guys are capping themselves at 36 if there's nothing between, that's a huge issue, right? Because there's loans you could profitably make and that people take at 50% and you're rejecting them. It's like you're impacting your ability to profitably grow. It's just so silly and I love that you were pointing this out because it's a silly policy, in my opinion. I don't know why a bank, I mean maybe a JP Morgan would have it because they're worried regulators are going to come shut them down and impact their entire franchise, but a small cap just self-impose a 36. I'm no expert in consumer lending, but it was silly to me and I thought it just spoke really well to your due diligence to point this out and point out how crazy it was.

Brian Finn:

Yeah, in Oportun’s own materials, they lay out the cost to borrow $1,500 through the different channels. So, an online-only payday lender, it costs you $3,500 to borrow $1,500. Installment lending is $1,000. Oportun is at $500. So, it's like you're talking about going from $500 to maybe $530 or $540 or $550 and that opens up a whole other spectrum of borrowers here and you're getting more margin. It's a win for the customers and it's a win for you. I am not saying that all of their loans need to go above 36%.

Andrew Walker:

Yeah, you don't want to hit 'em with 40%, but you shouldn't be turning down people who you could profitably lend to at 42% just because you've got a self-imposed cap. I want to talk financing real quick and I want to talk that in two ways. First, I'd love to talk securitization. I mean the company just did a big securitization. This is June 5th. They do a $440 million securitization, 5.67% annual yield, really great second securitization so far this year. I'd love to talk about what the securitization market is telling you about their loans, their business, all that sort of stuff. And then I have kind of a harder question on the October financing.

Brian Finn:

Yeah, I mean it's heartening to see that their cost of financing has come down here. And I think that was a real risk in the darker days a year and a half ago was that what if the financing markets freeze up for them given the sort of situation that they were in. And I think through having the experience of Rich and Scott on the board and Carlos as well, that they'd been able to get better deals with these different lending facilities and the cost of financing has come down a lot. I mean that's 200 basis points over their prior financing and you apply that out over again, a $3 billion loan book. That's a fair amount of margin there.

Andrew Walker:

And this was a $500 million deal. So, $500 million, 2% spread, that's 10 million interest rates saved. It's financing a sixth of their book, 10 million on this is a $250-300 million mark cap company.

Brian Finn:

It’s huge. And that's why – our point here is I think the business is going to work regardless going forward due to the changes that we've advocated for due to the presence of some people now that have lending experience. Our concern though is the long-term existential risk of having the legacy board members essentially give Raul sort of imperial powers and they've shown no ability to provide oversight to him. And Raul obviously kind of left to his own devices, can't seem to help himself and make lots of poorly considered strategic and operational decisions. And if he had better oversight or you had better management, you could drive this business to that 8% to 10% ROA target. They don't have to get to 8% to 10% for this to be a massive home run of a stock. That's kind of what we outlined in our presentation is that's a conceivable target here from boosting the APR by two and a half percent, a slight reduction in the cost of funds getting the OpEx ratio further reduced from where it is today. And if you can get anywhere close to that, you're looking at a business, it's just throwing off a ton of cash.

Andrew Walker:

Let me ask, so on the one hand, I see the ABS financings are getting better and better. They've got access securitization market. I'd love to talk about the financing in October. So this is the financing for people who are listening to October 29th, 2024. They do a big financing with, I believe it's Neuberger and Castle Lake, big term loan at a 15% interest rate. And alongside that, they have to give the lenders basically 10% of the company in penny warrants in order to get this term loan. So, on one hand, I see a company – full access to the ABS markets, interest rates improving, all that sort of stuff. On the other hand, I see a company that, last October had to do one of the more distressed financing I've seen. Hugely dilutive, I think it speaks poorly to a lot – if I was voting for the board of directors, just that financing low and be like, Hey, you really got over your skis, you've got a lot of explaining, but I'd love to just speak about what happened with that October financing that led to it and why you don't think if I said, ‘Hey, this business needs to pay 15% plus 10% of the company penny warrants,’ you'd say, ‘Oh, this is a business that's in true distress. It's not a great business.’ So, I'd love to talk about what happened there and why you don't think it's reflective of the business as is.

Brian Finn:

I guess to start, I'm just pulling up a slide here. To start, these guys, they had to do a financing Q1 of ‘23 and they did a good job of disguising it and this was to Neuberger and that also involved warrants and dilution and they needed to basically kind of take out that financing through a new financing. I do think that it was a great deal for Newberger and Castle Lake and the loan is being quickly paid down and the company's in a much, much better position today. So, it's terrible that they had, you have a management team that's had to do these types of financing deals. It's great obviously for the creditors, but it just shows the degree to which the company had been the legacy board and the management team had mismanaged this thing to the point where it needed this type of capital to keep the business going. But I think the good news is that that term loan should hopefully be paid off here or refinanced at a much lower rate over the next couple of quarters, and then the company's able to produce a ton of cash going forward as they get to that mid- to high-single-digit ROA.

Andrew Walker:

One thing, I almost wanted to throw my computer out the window. I'm looking at the slide right now, it's slide five of the October deck and they say, ‘Hey, great news on this financing, our current term loan was 17% and we're going to be paying about 15% on this term loan,’ and I almost wanted to throw my computer out the window. It was like, ‘Hey, you had to dilute yourself by 10% with penny warrants.’ I think the stock was, I can't remember what it was at the time, but you're giving away millions and millions of dollars to the lender with this loan and you're just pretending that cost doesn't exist. And when I've seen people, in my mind that's a company that they think their stock is funny money, they don't care about the shareholders, they don't care about shareholder returns, they gave away 10% of the company, whatever. We got a 15% interest rate, we gave away free money there.

Brian Finn:

That's incredible. It's incredible. Yeah, I mean look, I just think it speaks to the positioning and the motivation of these legacy board members and of Raul, which is, ‘Hey, this is a nice gravy train, we're just going to keep riding it.’

Andrew Walker:

Yes.

Brian Finn:

That's what we believe their position has been and not, let's try to drive this to the highest possible ROA. Again, it's getting there because of some of these changes that we've made, but there's just such an enormous upside here. We believe there's such an enormous upside if you really increase the oversight and if you had more capable, competent people driving the direction from above.

Andrew Walker:

Let me switch. So as you guys talk, again, if anybody's looking at this, you need to look at the book value and adjust for the penny warrants that they issued. So, I think book value is around $8 per share right now. Let me lay out an upside case. $8 per share, $1.50 in earnings over the next 12 months. I think the GAAP earnings might be a little bit lower, but let's say a $1.50. So that gets you to about a $9.50 stock price. One Main, or sorry, $9.50 book value, One Main trades for about 2x book. You've laid out reasons why you think the return on assets here might be higher than One Main, but would I be crazy if I said, ‘Hey, the upside Brian's kind of playing for in a well-put-together Oportun is $9.50 in book 12 months out trading for approaching 2x book. You're talking about a $19 stock price versus $7 today. Would that be a fair way of framing it or do you think there's other ways that it either result in a value higher or lower?

Brian Finn:

No, we believe that's pretty accurate. There's a bunch of different ways you can kind of slice this, but we certainly think that it should be trading above book value and the fact that it's not just kind of speaks to the lack of confidence that folks have in this board and in Raul. And if you had, again, better oversight driving the company here and he didn't have a bunch of legacy board directors controlling the show, we think there'd be a lot more shareholder interest.

Andrew Walker:

When you look at just read their Q1 results and they say, ‘Hey, our ROE was 11%, our adjusted ROE was 21%.’ A big piece of that breakdown is the amortizing, the ABS, which I'm not sure how real or not that is, but either one – when I was like, oh, you've got a double-digit ROE, let's call it teams on a run rate basis and it’s trading below book – one of those two don't belong together.

Brian Finn:

Yeah, it speaks to people's kind of credulity or incredulity.

Andrew Walker:

Agreed. I think we've covered most of my questions. Again, I wanted to talk about the business a little bit, but I just think you're, I've become increasingly disillusioned with this and I really happy, even though we don't have a position, really happy to help you kind of lay off the case and drum up some support here. Anything else we should be talking about on Oportun?

Brian Finn:

No, look, I didn't mention Warren at all.

Andrew Walker:

Just for the people who are listening, this is the director who Brian's nominating to kind of replace the CEO on the board.

Brian Finn:

Exactly. Yeah. So Warren has an incredible amount of experience in consumer lending. Super senior guy. Again, he exists totally independent from Findell just as Scott and Rich have existed, independent from us. These are all people, it's like, I've never met any of these people. These are just people that have great resumes that have a lot of experience in the space and it's kind of like, look, these are my high-level thoughts, but the business way better than I do. Just go in there and serve shareholders, do the right thing by shareholders. You don't have any personal loyalties to anybody on this board or to the management team. You don't have any sort of loyalties to decisions that were made in the past. So, you're not wedded to some cost structure or some view of how things should work. You're going to approach this from a first principles basis.

We know this is a great lending business. We know this. They have a great moat, they've got a great niche, they serve a great cause, go in there and do right by shareholders. And that's been, again, if the board members came in there and they had entirely different views from mine, seeing it from the inside, then I would defer to them because I am not sitting on the board. I'm not privy to a lot of the information that they have. But I think it's so important for boards to be composed of people that have experience in the industry. And it's crazy that Oportun has no one on the legacy board who had any experience in lending. And that's your business. You got to have people that know lending. Lending's a very different type of business than tech or retail or accounting, which is where all the legacy board members come from – or nonprofit funding. Businesses are valued differently, they have different risks, et cetera. So, you’ve got to have people with lending experience in positions of power on the board. Especially in a situation like Oportun where you had a CEO that just went so far off the reservation for a number of years.

Andrew Walker:

You’ve hit the nail on the head. You've got people who have non-lending experience and Oportun got in trouble. What's the scariest thing for an investor? A fast-growing lending business and you had a lot of people without lending experience, and in my opinion, that's where you get into, you have an empire builder. People without lending experience, grow, grow, grow, grow, grow. Oh gosh, three years from now, the chickens come home to roost. When the lending business that's growing quickly, that's when it comes home to roost, in three years when the growth just starts to slow. So, I think you've identified all the issues there.

Brian Finn:

I appreciate it. And I apologize for, I don't mean to use pejoratives on this podcast. The legacy directors are all, I'm sure they're all perfectly nice, kind people. Nothing against them personally, but I do take issue with their attempts to entrench themselves and the lack of care that they've shown towards their own duties and towards shareholders.

Andrew Walker:

It’s the incentive system, man. They don’t own any stock, probably jumped in with the CEO.

Brian Finn:

I think Neil bought a little bit to make a point that throughout the history of this, none of these board members have been buying stock.

Andrew Walker:

I mean, I see it all in the biotech world. It's a pension for them. It's a pension and yeah, they don't want to drive to the ground. They'd rather be successful, but if they burp in the boardroom, they're going to get kicked out. So, they're just not going to burp and they're going to collect their pension and shareholders be damned.

Brian Finn, look, I should also note, Findell has published several letters. If you're in Oportun, if you're interested in learning more, if you’re interested, I won't say it on the podcast, but they've published several letters. The Findell email is on the bottom of the letters. You should reach out to them if you want to talk about it or if you've got questions. If you're considering going one way or the other, you should reach out and discuss it because this is a staggered board. The director you choose now is going to be serving for the next three years. So, you should weigh your vote very, very carefully. And Brian, you only run a handful of stocks, but we've got an embarrassing amount of overlap. I'm not going to mention any, because then we'd have to disclose long or short, but I know if you've got 12, I know eight of them very well and three of them pretty well. So, we're going to have to have you back on again with a much shorter gap between appearances than the last time.

Brian Finn:

Perfect. Thank you, guys.

Andrew Walker:

A quick disclaimer: nothing on this podcast should be considered investment advice. Guests or the hosts may have positions in any of the stocks mentioned during this podcast. Please do your own work and consult a financial advisor. Thanks.

Item 3: Also on June 16, 2025, Findell issued an investor presentation titled “The Opportunity at Oportun: How Improved Board Oversight Will Lead to Stronger Operations,” a copy of which is attached hereto in Exhibit 99.1 and incorporated herein by reference.

Item 4: Also on June 16, 2025, Findell published certain material on www.OpportunityAtOportun.com, which is attached hereto in Exhibit 99.1 and incorporated herein by reference.

Item 5: On June 4, 2025, Findell published certain material on X.com, which is attached hereto in Exhibit 99.1 and incorporated herein by reference.